WAIVER AND AMENDMENT NO. 3 TO
LOAN AND SECURITY AGREEMENT

                    This Waiver and Amendment No. 3 to Loan and Security Agreement (this “Amendment”) dated as of October 20, 2005, by and among LaSalle Business Credit, LLC, for itself, as a lender, and as Agent (“Agent”) for the lenders (“Lenders”) from time to time party to the Loan Agreement (as defined below), the Lenders party hereto, Easy Gardener Products, Ltd., a Texas limited Partnership (“Borrower”), EYAS International, Inc., a Texas corporation (“EYAS”), E G Product Management, L.L.C., a Texas limited liability company (“E G Product”), E G, L.L.C., a Nevada limited liability company (“E G”), Weatherly Consumer Products Group, Inc., a Delaware corporation (“WCP Group”), Weatherly Consumer Products, Inc., a Delaware corporation (“WCP”), and NBU Group, LLC, a Texas limited liability company (“NBU”; Borrower, EYAS, E G Product, E G, WCP Group, WCP and NBU are collectively referred to herein as the “Credit Parties” and each individually as a “Credit Party”).

Preliminary Statements

                    Agent, Lenders and Credit Parties entered into that certain Loan and Security Agreement dated as of April 27, 2004 (as amended, restated or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Loan Agreement.

                    The Credit Parties have requested that Agent and Lenders waive the Events of Default that exist under the Loan Agreement as a result of Borrower’s failure to comply with subsection 9(c) with respect to the timely delivery of its audited financial statements, and filing of 10-K report for the fiscal year ending June 30, 2005 (the “Fiscal Year 2005 Reporting Default”) subsection 14(b) of the Loan Agreement for the 12 month period ending June 30, 2005 (the “June 2005 EBITDA Default”) and subsection 14(c) of the Loan Agreement for the 12 month period ending June 30, 2005 (the “June 2005 Leverage Default”; the Fiscal Year 2005 Reporting Default, the June 2005 EBITDA Default and the June 2005 Leverage Default are collectively, the “Existing Defaults”).

                    The Credit Parties have further requested that Agent and Lenders amend the Loan Agreement in certain respects, as set forth below.

                    NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                    1. Waiver. Subject to the satisfaction of the conditions set forth herein, Agent and Lenders hereby waive the Existing Defaults. The foregoing waiver shall not constitute a waiver of any other Events of Default that may exist, or a waiver of any future Events of Default that may occur (including, without limitation, any Event of Default arising from any other breach of subsection 14(b) or 14(c) of the Loan Agreement as of any period ending after June 30, 2005).

                    2. Amendments to Loan Agreement. Subject to the satisfaction of the conditions set forth herein, the Loan Agreement hereby is amended as follows:

                    (a) The term “EBITDA” set forth in Section 1 of the Loan Agreement is amended and restated in its entirety as follows:

          ”EBITDA” shall mean, with respect to any period, Borrower’s and its Subsidiaries’ net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or non-cash losses) plus interest expense, income tax expense, depreciation and amortization for such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period, all on a consolidated basis; provided, that (A) for any calculation of EBITDA pursuant to this Agreement, Permitted Transaction Costs shall be added to EBITDA to the extent such Permitted Transaction Costs are accrued by Borrower; (B) solely for the period ended June 30, 2005, the Credit Parties’ “EBITDA” shall be increased by the amount of the Fred Meyer Loss recognized during such period; (C) solely for the period ended September 30, 2005, the Credit Parties’ “EBITDA” shall be decreased by the amount of the Fred Meyer Gain recognized during such period; and (D) for any calculation of EBITDA pursuant to this Agreement, installments of the “Performance Fee” that are accrued by the Borrower in accordance with the terms and provisions of Section 6 of the Third Amendment to Term Loan and Security Agreement and Waiver with respect to the CapitalSource Agreements (the “CapitalSource Third Amendment”) shall be added to EBITDA. “Permitted Transaction Costs” shall mean the $50,000 amendment fee charged by Agent in connection with the execution and delivery of the Waiver and Amendment, No. 3 to Loan and Security Agreement (the “Third Amendment”), legal fees and expenses incurred by the Borrower in connection with the negotiation and documentation of the CapitalSource Third Amendment and the consummation of a Repayment Event (as that term is defined in the CapitalSource Third Amendment) and any other reasonable expenses payable by the Borrower related to consultants, investment bankers or appraisers engaged on behalf of the Borrower, CapitalSource or the CapitalSource’s counsel, as the case may be; provided, however, that such consultants, investment bankers or appraisers have been requested by the CapitalSource and the lenders under the CapitalSource Agreements; and provided, however, further that the fees and expenses covered by this definition of “Permitted Transaction Costs” shall not exceed $500,000 in the aggregate. “Fred Meyer Loss” shall mean, for any period, the amount of the loss incurred during such period in connection with the reversal of sales made to Fred Meyer and the treatment thereof as deferred income, provided, that such loss shall not exceed $309,000. “Fred Meyer Gain” shall mean, for any period, the amount of the gain incurred during such period in connection with the recognition of sales made to Fred Meyer that were previously treated as deferred income, provided that such gain shall not exceed $309,000.

(b) Subsection 4(a) of the Loan Agreement is amended and restated in its entirety as follows:

(a) Interest Rate.

Subject to the terms and conditions set forth below, effective October 1, 2005, the Loans shall bear interest at the per annum rate of interest set forth in subsection (i), (ii) or (iii) below:

                    (i) one percent (1.0%) per annum in excess of the Prime Rate in effect from time to time (provided, however, that such per annum rate shall be reduced to one-half of one percent (0.50%) per annum in excess of the Prime Rate in effect from time to time if Borrower and its Subsidiaries achieve a ratio of EBITDA to Fixed Charges in excess of 1.0 for the twelve month period ending on the last day of a fiscal quarter ending on or after December 31, 2005, as evidenced by the financial statements to be delivered to Agent for the twelve month period ending on such date in accordance with subsection 9(c) of this Agreement, from and following the date on which Agent receives such financial statements), payable on the last Business Day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.

                    (ii) three hundred seventy-five (375) basis points in excess of the LIBOR Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period (provided, however, that such rate shall be reduced to three hundred twenty-five (325) basis points in excess of the LIBOR Rate for any new Interest Periods, such rate to remain fixed for such Interest Periods, if Borrower and its Subsidiaries achieve a ratio of EBITDA to Fixed Charges in excess of 1.0 for the twelve month period ending on the last day of a fiscal quarter ending on or after December 31, 2005, as evidenced by the financial statements to be delivered to Agent for the twelve month period ending on such date in accordance with subsection 9(c) of this Agreement, from and following the date on which Agent receives such financial statements). “Interest Period” shall mean any continuous period of (1) one, two (2) or three (3) months, as selected from time to time by Borrower by irrevocable notice (in writing, by telecopy, telex, electronic mail or cable) given to Agent not less than three (3) Business Days prior to the first day of each respective Interest Period; provided that: (A) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (B) the final Interest Period shall be such that its expiration occurs on or before the end of the Original Term or any Renewal Term; and (C) if for any reason Borrower shall fail to timely select a period, then such Loans shall continue as, or revert to, Prime Rate Loans. Interest shall be payable on the last Business Day of each month in arrears and on the last Business Day of such Interest Period.

                    (iii) Upon the occurrence of an Event of Default and during the continuance thereof, the Loans shall bear interest at the rate of two percent (2.0%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand. All interest shall be calculated on the basis of a 360-day year.

(c) Section 10 of the Loan Agreement is amended and restated in its entirety, as follows:

10. TERMINATION; AUTOMATIC RENEWAL.

          THIS AGREEMENT SHALL BE IN EFFECT FROM THE DATE HEREOF UNTIL SEPTEMBER 30, 2006 (THE “ORIGINAL TERM”) AND SHALL AUTOMATICALLY RENEW ITSELF FROM YEAR TO YEAR THEREAFTER (EACH SUCH ONE-YEAR RENEWAL BEING REFERRED TO HEREIN AS A “RENEWAL TERM”) UNLESS (A) THE DUE DATE OF THE LIABILITIES IS ACCELERATED PURSUANT TO SECTION 16 HEREOF; (B) BORROWER ELECTS TO TERMINATE THIS AGREEMENT AT THE END OF THE ORIGINAL TERM OR AT THE END OF ANY RENEWAL TERM BY GIVING THE OTHER PARTIES HERETO WRITTEN NOTICE OF SUCH ELECTION AT LEAST FIFTEEN (15) DAYS PRIOR TO THE END OF THE ORIGINAL TERM OR THE THEN CURRENT RENEWAL TERM, IN WHICH CASE BORROWER SHALL PAY ALL OF THE LIABILITIES IN FULL ON THE LAST DAY OF SUCH TERM; OR (C) ANY LENDER ELECTS TO TERMINATE THIS AGREEMENT AT THE END OF THE ORIGINAL TERM OR ANY RENEWAL TERM BY GIVING BORROWER WRITTEN NOTICE OF SUCH ELECTION AT LEAST ONE DAY PRIOR TO THE END OF THE ORIGINAL TERM OR THE THEN CURRENT RENEWAL TERM, IN WHICH CASE BORROWER SHALL PAY ALL OF THE LIABILITIES IN FULL ON THE LAST DAY OF SUCH TERM. If the term of this Agreement expires or if one or more of the events specified in clauses (A), (B) or (C) occurs, then (i) Agent and Lenders shall not make any additional Loans on or after the date identified as the date on which the Liabilities are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full. At such time as Borrower has repaid all of the Liabilities and this Agreement has terminated, the Companies shall deliver to Agent and Lenders a release, in form and substance satisfactory to Agent, of all obligations and liabilities of Agent and Lenders and their officers, directors, employees, agents, parents, subsidiaries and affiliates to each Company, and if Borrower and/or the Companies are obtaining new financing from another lender, the Companies shall deliver such lender’s indemnification of Agent and Lenders, in form and substance satisfactory to Agent, for checks which Agent has credited to Borrower’s account, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to Borrower’s account. If this Agreement is terminated prior to the end of the Original Term or any Renewal Term (if this Agreement is renewed pursuant to this Section 10), whether terminated as a result of a voluntary prepayment of all of the Liabilities by Borrower and delivery of notice of termination in accordance with clause (B) above, or as a result of an Event of Default or otherwise, Borrower agrees to pay to Agent, for the benefit of Lenders, as a prepayment fee, in addition to the payment of all other Liabilities, an amount equal to the sum of (i) $250,000 (provided, however, that such portion of the prepayment fee shall be equal to $0 if (x) such payment is funded with proceeds from the acquisition of the Borrower by Central Garden & Pet Company, and (y) either LaSalle or LaSalle Bank is a lender to Central Garden & Pet Company at such time) plus, (ii) an amount equal to one-half of one percent (0.5%) of the Maximum Loan Limit if such prepayment occurs less than two (2) years prior to the end of the Original Term or during any then current Renewal Term (provided, however, that such portion of the prepayment fee shall be equal to $0 if such prepayment (x) is funded with proceeds from the acquisition of the Borrower by Central Garden & Pet Company, and (y) either LaSalle or LaSalle Bank is a lender to Central Garden & Pet Company at such time).

(d) Section 14 of the Loan Agreement is amended and restated in its entirety, as follows:

14. FINANCIAL COVENANTS.

The Companies shall maintain and keep in full force and effect each of the financial covenants set forth below:

(a) Fixed Charge Coverage.

The Companies shall not permit the ratio of EBITDA to Fixed Charges to be less than the ratio set forth below for the corresponding period set forth below:

Period	Ratio

Twelve months ending September 30, 2005	0.84

Twelve months ending December 31, 2005	0.92

Twelve months ending March 31, 2006	0.96

Twelve months ending June 30, 2006, and the twelve month period ending on the last day of each fiscal quarter thereafter	1.09

(b) EBITDA.

Borrower shall not permit EBITDA to be less than the amount set forth below for the corresponding period set forth below:

Period	Amount

Twelve months ending September 30, 2005	$7,501,000

Twelve months ending December 31, 2005	$8,204,000

Twelve months ending March 31, 2006	$9,158,000

Twelve months ending June 30, 2006, and the twelve month period ending on the last day of each fiscal quarter thereafter	$11,700,000

(c) Leverage.

          Borrower shall not permit the ratio of (a) the sum of its average daily outstanding Revolving Loans for the last month during the period of calculation, plus the amount of indebtedness owing by Borrower to CapitalSource Finance LLC under the CapitalSource Agreements (but excluding for purposes of this definition any installments of the “Performance Fee” that are accrued by the Borrower in accordance with the terms and provisions of Section 6 of the Third Amendment to the CapitalSource Agreements and any Permitted Transaction Costs that are actually paid by Borrower) as of any date of determination to (b) EBITDA for each period set forth below, to exceed the ratio set forth below for the corresponding period set forth below:

Period	Amount

Twelve months ending September 30, 2005	3.89:1.0

Twelve months ending December 31, 2005	3.39:1.0

Twelve months ending March 31, 2006	3.86:1.0

Twelve months ending June 30, 2006, and the twelve month period ending on the last day of each fiscal quarter thereafter	2.64:1.0

(d) Capital Expenditure Limitations.

          Borrower and its Subsidiaries shall not make any Capital Expenditure if, after giving effect to such Capital Expenditure, the aggregate cost of all Capital Expenditures would exceed $2,300,000 during the twelve month period ending June 30, 2006 and the twelve month period ending each fiscal year thereafter.

                    3. Representations and Warranties of Credit Parties. Each Credit Party represents and warrants that, as of the date hereof:

                    (a) Such Credit Party has the right and power and is duly authorized to enter into this Amendment;

                    (b) No Event of Default or an event or condition which upon notice, lapse of time or both would constitute an Event of Default has occurred and is continuing, other than the Existing Defaults;

                    (c) The execution, delivery and performance by such Credit Party of this Amendment and the other agreements to which such Credit Party is a party (i) have been duly authorized by all necessary action on its part; (ii) do not and will not, by the lapse of time, giving of notice or otherwise, violate the provisions of the terms of its Articles of Incorporation or Organization, By-Laws or Operating Agreement, or of any mortgage, indenture, security agreement, contract, undertaking or other agreement to which such Credit Party is a party, or which purports to be binding on such Credit Party or any of its properties; (iii) do not and will not, by lapse of time, the giving of notice or otherwise, contravene any governmental restriction to which such Credit Party or any of its properties may be subject; and (iv) do not and will not, except as contemplated in the Loan Agreement, result in the imposition of any lien, charge, security interest or encumbrance upon any of Borrower’s properties under any indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which such Credit Party is a party or which purports to be binding on such Credit Party or any of its properties;

                    (d) No consent, license, registration or approval of any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment; and

                    (e) This Amendment has been duly executed and delivered by such Credit Party and is enforceable against such Credit Party in accordance with its terms.

                    4. Other Agreements.

                    (a) Inventory Appraisal. On or before December 14, 2005, Borrower agrees to deliver to Agent an inventory appraisal, in form and substance satisfactory to Agent, prepared by an appraiser satisfactory to Agent. Failure to deliver such inventory appraisal on or before December 14, 2005 shall constitute an Event of Default.

                    (b) Audited Financial Statements. Borrower shall deliver to Agent, on or before October 25, 2005 updated and audited financial statements for the Fiscal Year ending June 30, 2005.

                    (c) Consultant. Borrower shall retain a consultant, on or before October 28, 2005. The identity of the consultant must be acceptable to Agent and the terms and conditions of the consultant’s retention must be acceptable to Agent.

                    5. Conditions Precedent. The effectiveness of this Amendment is subject to the following conditions precedent:

                    (a) Agent shall have received a fully-executed copy of this Amendment from Credit Parties and Lenders, which shall be in form and substance satisfactory to Agent;

                    (b) Agent shall have received a fully-executed copy of a consent to this Amendment and a waiver (waiving all existing defaults under the CapitalSource Agreements) and amendment by CapitalSource Finance LLC of the CapitalSource Agreements, each of which shall be in form and substance satisfactory to Agent and its legal counsel;

                    (c) Borrower shall pay to Agent an amendment fee in the amount of $50,000, which fee shall be fully earned as of the date hereof and payable as follows: $25,000 on the date hereof and $25,000 on March 31, 2006. Such fee shall be distributed by Agent to the Lenders in accordance with their Pro Rata Shares;

                    (d) Borrower shall have delivered a list of all patents, trademarks and copyrights that have been federally registered by any Company;

                    (e) All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel; and

                    (f) The absence of any Event of Default or any event which, if uncured, would become an Event of Default after notice or lapse of time (or both), other than the Existing Defaults.

                    6. Fees and Expenses. Borrower agrees to pay all legal fees and other expenses incurred by Agent in connection with this Amendment.

                    7. Loan Agreement Remains in Force. Except as specifically modified hereby, all of the terms and conditions of the Loan Agreement shall remain in full force and effect and this Amendment shall not be a waiver of any rights or remedies which Agent or Lenders have provided for in the Loan Agreement and all such terms and conditions are herewith ratified, adopted, approved and accepted.

                    8. No Novation. This Amendment is not intended to nor shall be construed to create a novation or accord and satisfaction with respect to any of the Liabilities.

                    9. Release.

                    (a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Company, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their respective successors and assigns, and their respective present and former shareholders, Affiliates, Subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent and Lenders and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, any Company or any of Companies’ successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any Loan Agreement or transactions thereunder or related thereto.

                    (b) Each Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

                    (c) Each Company agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

                    10. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                    11. Ratification. Except as expressly modified hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated hereby, the Loan Agreement thereto hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof.

[Signature Pages Follow]

                    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

LASALLE BUSINESS CREDIT, LLC, as Agent and a Lender

By	/s/ Catherine Saccany

Its	First Vice President

LASALLE BANK NATIONAL ASSOCIATION, as a Lender

By	/s/ Adam Lutostanski

Its	AVP

EASY GARDENER PRODUCTS, LTD., as Borrower

By	/s/ Richard M. Kurz

Its	CFO

EYAS INTERNATIONAL, INC., as a Credit Party

By	/s/ Richard M. Kurz

Its	CFO

E G PRODUCT MANAGEMENT, L.L.C. as a Credit Party

By	/s/ Richard M. Kurz

Its	CFO

E G, L.L.C.,as a Credit Party

By	/s/ Richard M. Kurz

Its	CFO

WEATHERLY CONSUMER PRODUCTS GROUP, INC., as a Credit Party

By	/s/ Richard M. Kurz

Its CFO

WEATHERLY CONSUMER PRODUCTS, INC., as a Credit Party

By	/s/ Richard M. Kurz

Its	CFO

NBU GROUP, LLC, as a Credit Party

By	/s/ Richard M. Kurz

Its	CFO